SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MOBILE MINI, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Mobile Mini, Inc. on June 28, 2011 at 1:00 p.m., local time. The meeting will be held at our National Sales Center, 7420 South Kyrene Road, Suite 115, in Tempe, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about May 2, 2011, we made available to our stockholders of record as of such date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2010 and vote using the Internet. The Notice also includes instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, the Notice of Annual Meeting, the Proxy Statement, and a proxy card. If you receive your proxy materials by mail, the Annual Report, the Notice of Annual Meeting, the Proxy Statement, and a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and the Proxy Statement via the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders. Directors and officers are also expected to be available at the meeting to speak with you.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you do attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Steven G. Bunger
President, Chief Executive Officer
and Chairman of the Board

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

DATE	Tuesday, June 28, 2011

TIME	1:00 p.m., local time

PLACE	Mobile Mini National Sales Center

7420 South Kyrene Road, Suite 115

Tempe, Arizona

ITEMS OF BUSINESS	• To elect three members of the Board of Directors to hold office for a three-year term and until their respective successors are elected and qualified;

• To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;

• To vote on an advisory (non-binding) resolution regarding executive compensation;

• To vote on an advisory (non-binding) basis on the frequency of future advisory votes on executive compensation; and

• To transact any other business that may properly come before the meeting and to approve any postponement or adjournments thereof.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on May 2, 2011.

MATERIALS TO REVIEW	We are furnishing our proxy materials, including our Proxy Statement, form of proxy card and 2010 Annual Report, to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2011 Annual Meeting of Stockholders and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting via the Internet or by telephone. See details under “How do I vote?” under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How Do I Vote” below.

By order of the Board of Directors

Christopher J. Miner, Secretary
Tempe, Arizona
May 2, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on Tuesday, June 28, 2011:
This Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are
available on our website at www.mobilemini.com/investor.

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Mobile Mini, Inc., a Delaware corporation, of proxies to be voted at our 2011 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on June 28, 2011, beginning at 1:00 p.m., local time, at our National Sales Center, 7420 South Kyrene Road, Suite 115, in Tempe, Arizona.

This Notice of Annual Meeting and Proxy Statement and form of proxy card or voting instruction card were first made available to stockholders starting on or about May 2, 2011.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 2, 2011 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 44,985,180 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Wells Fargo, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote?

You may vote using any of the following methods:

•	By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on June 27, 2011.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or via the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and

•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (“SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our investor relations firm, The Equity Group, Inc. (in writing: 800 Third Avenue, 36th Floor, New York, New York 10022; or by telephone: 212.836.9607).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact The Equity Group, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7420 South Kyrene Road, Suite 101, Tempe, Arizona, by contacting the Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Ernst & Young LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees or on the two advisory votes discussed in this Proxy Statement without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the Director nominees and to approve each of the proposals discussed in this Proxy Statement?

Broker
Discretionary
Voting
Proposal	Vote Required	Allowed

Election of Directors	Directors receiving highest number of “For” votes	No
Ratification of Ernst & Young LLP	Majority of Votes Cast	Yes
Advisory Vote on Executive Compensation	Majority of Votes Cast	No
Advisory Vote on Frequency of Future	Not Applicable (Stockholder Preference Only)	No
Advisory Votes on Executive Compensation

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

•	Election of Directors

The three Director nominees receiving the highest number of “for” votes will be elected as Directors. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” a Director nominee.

•	Ratification of Ernst & Young LLP

The affirmative vote of the majority of votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

•	Advisory Vote on Executive Compensation

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

•	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

This matter is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. Abstentions and, if applicable, broker non-votes will not be counted as expressing any preference.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the Director nominees named in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	FOR future advisory votes on executive compensation to be held every three years.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see “Other Business”).

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board of Directors will have the discretion to vote for you.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report via the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are available on our website at www.mobilemini.com/investor. Instead of receiving future Proxy Statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of Record:  If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners:  You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission.

Who will count the votes?

Our corporate secretary and Chief Accounting Officer will tabulate the votes and act as inspectors of election.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including the independence and other criteria we use in selecting Director nominees; our Board leadership structure; and certain responsibilities and activities of the Board and its Committees, including a summary of our 2010 governance activities. We also discuss how stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board of Directors is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines. These Guidelines were first adopted in 2004 to govern the operation of the Board of Directors and its Committees and to guide the Board and our executive management team in the execution of their responsibilities. The Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement, in late 2009 the Board announced the Company’s stockholder rights plan (a so-called “poison pill”) would be allowed to expire, the Board adopted a policy with respect to any future stockholder rights plans and the Board also adopted a policy giving stockholders an advisory vote on executive compensation policies and practices (commonly referred to as “say-on-pay”). The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our website at: http://www.mobilemini.com/investor.

•	Board of Directors — Background and Experience

•	Senior Management — Background and Experience

•	Board Committees — Current Members

•	Corporate Governance Documents:

•	Code of Business Conduct and Ethics

•	Supplemental Code of Ethics for Chief Executive Officer and Senior Financial Officers

•	Corporate Governance Guidelines

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Audit Committee Charter

We will provide copies of any of these items without charge upon written request to our Corporate Secretary, Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283. The information on our website is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Director Qualification Standards and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines For Submission of Stockholder Proposals and Nominees” on page 50 of this Proxy Statement in order to be included in the Proxy Statement relating to the next annual election of Directors.

Criteria for Board Membership

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the committee makes recommendations of candidates to the Board for nomination. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Nominating and Corporate Governance Committee, and the Board, is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process has created on our Board diversity of a type that is effective for Mobile Mini.

Director Independence

With the assistance of legal counsel to the Company, the Board of Directors has determined that, other than Messrs. Bunger and Trachtenberg, who are employees of the Company, each of the members of the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, as the term applies to membership on the Board of Directors and the various committees of the Board of Directors. NASDAQ’s independence definition includes a series of objective tests, such as that the Director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, our Board of Directors has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board of Directors reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a Director and stockholder of the Company:

Jeffrey S. Goble	James J. Martell
Stephen A McConnell	Frederick G. McNamee
Sanjay Swani	Michael L. Watts

In addition, the Board determined that Steven G. Bunger is not independent because he is the Chief Executive Officer and President of Mobile Mini; and Lawrence Trachtenberg is not independent because he continues to provide services to us as a non-officer employee.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined Chief Executive Officer and Chairman role or appoint a Chairman who does not also serve as Chief Executive Officer. Currently, our Chief Executive Officer also serves as Chairman and, as discussed below, our independent directors also elect a Lead Independent Director. The Board believes this leadership structure is optimal for the Company at the current time, as it provides the Company with a Chief Executive Officer and Chairman with a long history of service in a variety of positions and who is, therefore, deeply familiar with the history and operations of the Company. The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Lead Independent Director, as well as through a Board composed of a majority of independent directors.

Lead Independent Director

Michael L. Watts has been elected by our independent directors to serve as the Lead Independent Director, and he served in that capacity throughout 2010. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in our Corporate Governance Guidelines, which are posted on our web site at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are chaired by the Lead Independent Director. At these executive sessions, the non-employee directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior officers is evaluated, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior officers. Annual Meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, who is one of two Directors who are not independent.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•	The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management, or “ERM,” program. The Company’s Chief Financial Officer, who works with the Committee, facilitates the ERM program, in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Committee has responsibilities with respect to our compliance program. For additional information, see “Board and Committee Membership — The Audit Committee” and “Item 2 — Ratification of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•	The Board’s other Committees — Compensation Committee and Nominating and Corporate Governance Committee — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairman to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•	The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Business Conduct and Ethics for Chief Executive Officer and Senior Financial Officers. The Supplement Code sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code are posted on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and NASDAQ rules and, to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by writing to us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communication received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or are otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2010 in Review

To maintain and enhance Mobile Mini’s record of excellence in corporate governance, the Board, the Nominating and Corporate Governance Committee and the Company seek to continually refine Mobile Mini’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2010.

Advisory Vote on Executive Compensation

In 2010, the Company was a voluntary early adopter of “say-on-pay,” which gave stockholders a non-binding, advisory vote on executive compensation. At the 2010 Annual Meeting, stockholders cast their first advisory vote, approving our executive compensation policies and procedures by an overwhelming 86.6% of the votes cast. At this year’s Annual Meeting, the Company is giving stockholders the opportunity not only to cast another “say-on-pay” vote on the compensation of our “Named Executive Officers,” but also to express a preference as to how often such advisory votes should be conducted in the future (commonly referred to as “say-when-on-pay”). The Board believes that the advisory vote is an additional means of obtaining feedback from our stockholders about executive compensation, which is set by the Compensation Committee and the independent directors and is designed to link pay with performance. This feedback will continue to supplement our ongoing investor outreach activities on a broad range of corporate governance topics, including executive compensation. Please see “Item 3 — Advisory

Vote on Executive Compensation” and “Item 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.”

Other Activities

In addition, the Board and the Nominating and Corporate Governance Committee were active in many other areas in 2010, including:

•	monitoring and evaluating corporate governance developments, including legislative initiatives such as the Dodd-Frank Act and new SEC rules and proposals, including rules to implement the Act’s provisions on “say-on-pay” and other key areas;

•	reviewing leadership and succession planning;

•	assessing Director independence, Director compensation, related party transactions, and service by our senior management and Directors on other boards of directors; and

•	reviewing and, where appropriate, proposing changes to our governing documents, including our Corporate Governance Guidelines, our Committee Charters and our Bylaws.

BOARD AND COMMITTEE MEMBERSHIP

During 2010, our Board of Directors met nine times and had three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with NASDAQ standards. Each of our Directors attended at least 75% of the meetings of the Board and the Board committees on which he served that were held during the time he was a Director in 2010.

All Board members are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All of the Directors attended our 2010 Annual Meeting.

The table below provides membership and meeting information for each of the Board committees for 2010.

Nominating and
Name	Audit		Compensation		Corporate Governance

Bunger	—		—		—
Goble	X		X	*	X
Martell	—		X		X
McConnell	X	*	X		X
McNamee	X		X		X *
Swani	—		X		—
Trachtenberg	—		—		—
Watts**	X		X		X

Total meetings during 2010	5		4		2

*	Committee Chairperson

**	Lead Independent Director

The Audit Committee

The Audit Committee is comprised solely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Audit Committee met five times in 2010. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, internal audit and management the adequacy and effectiveness of internal controls over financial reporting. The Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “Governance Information — The Board’s Role in Risk Oversight.”

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Item 2 — Ratification of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board of Directors has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and NASDAQ. Our Audit Committee must also include at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report for 2010 is set forth on page 25 of this Proxy Statement.

A copy of the Audit Committee Charter is available on our website at www.mobilemini.com/investor under the “Corporate Governance” section of the “Investors” page.

The Compensation Committee

The Compensation Committee is comprised entirely of independent directors and is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee met four times in 2010. The Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our short- and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the Named Executive Officers identified in the 2010 Summary Compensation Table. See “Executive Compensation — Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and NASDAQ. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to Steven G. Bunger, our Chief Executive Officer, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers, including Mr. Bunger, evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and such other advisors to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms.

Pursuant to the authority granted to it in its Charter, during 2006 and 2007 the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to review the competitiveness of its compensation program for our non-employee directors and our senior executive officers. The Committee engaged PM&P during 2008 for the limited purpose of furnishing updated compensation information, and did not otherwise use the services of a consultant during 2008 or 2009. In 2010, the Compensation Committee engaged PM&P to conduct a competitive review of the structure of our long-term equity incentive compensation (i.e., time and performance based restricted stock grants versus other forms of compensation). PM&P delivered its report and recommendations to the Committee in December 2010. During 2010, PM&P also begun a competitive review of our executive and non-employee director compensation programs but did not complete a final review or make any final recommendations, as the Committee elected to defer changes to these programs to a future date before any final recommendations were delivered. PM&P advises the Committee regarding various other executive and director compensation issues as requested.

A copy of the Compensation Committee Charter is available on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

Compensation Committee Interlocks and Insider Participation

During 2010 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served or serves on the compensation committee or Board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised entirely of independent directors and is governed by a Board approved Charter stating its responsibilities. The Nominating and Corporate Governance Committee met formally one time in 2010 and during each of the Company’s regularly scheduled Board meetings. The Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; overseeing the evaluation of management, the Board and the committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performing such other functions as the Board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the same review criteria discussed below under “Director Qualifications Standards and Review of Director Nominees.”

The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the SEC and NASDAQ.

A copy of the Corporate Governance Committee Charter is available on our website at www.mobilemini.com under the “Corporate Governance” section of the “Investors” page.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We currently have six non-employee directors that qualify for compensation. In 2010, each non-employee director received an annual payment of $28,000 plus $1,200 for each Board meeting and $750 for each Committee meeting attended in person. If a non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, he receives $250 for such meeting attendance. The Lead Independent Director receives an additional $5,000 annual retainer, the chair of the Audit Committee receives an additional $8,000 annual retainer, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $4,000. On August 1st of each year, each non-employee director receives an automatic award of shares of our common stock having a fair market value of $82,500. The stock award is made pursuant to our 2006 Equity Incentive Plan.

Mr. Bunger, our President, Chief Executive Officer and Chairman of the Board, does not receive any separate compensation for serving as Director. Pursuant to his employment agreement, Mr. Trachtenberg receives for his Board service the same fees and equity grants paid to non-employee directors. We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Mobile Mini. This is required by our Certificate of Incorporation, and we have also signed agreements with our Directors, contractually obligating us to provide this indemnification to them.

2010 DIRECTOR COMPENSATION TABLE

The following table shows compensation paid to our non-employee directors and to Lawrence Trachtenberg in 2010.

		2010
	Fee Earned or Paid	Stock Awards
Name	in Cash ($)(1)	($)(2)	Total ($)

Jeffrey S. Goble	39,300	82,501	121,801
James J. Martell(3)	35,550	130,623	166,173
Stephen A McConnell	43,550	82,501	126,051
Frederick G. McNamee	39,550	82,501	122,051
Sanjay Swani	35,300	82,501	117,801
Larry Trachtenberg(4)	35,300	82,501	117,801
Michael L. Watts	40,550	82,501	123,051

(1)	The table below summarizes the fees earned or paid to each Director.

	Annual	Chairman or
	Director	Lead Director		Total Cash
	Fee ($) (*)	Retainer ($)	Meeting Fees ($)	Compensation ($)

Jeffrey S. Goble	28,000	4,000	7,300	39,300
James J. Martell	28,000	—	7,550	35,550
Stephen A McConnell	28,000	8,000	7,550	43,550
Frederick G. McNamee	28,000	4,000	7,550	39,550
Sanjay Swani	28,000	—	7,300	35,300
Larry Trachtenberg	28,000	—	7,300	35,300
Michael L. Watts	28,000	5,000	7,550	40,550

*	Amounts in the above table include a payment of $7,000 made in 2011 to each Director in connection with the 2010 annual Director fees.

(2)	Under the our 2006 Equity Incentive Plan (the “Incentive Plan”), each non-employee director is automatically awarded shares of Mobile Mini common stock having a fair market value of $82,500 at the time of award. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and $82,500. The values included within this column have not been, and may never be, realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

(3)	Stock awards include a pro-rated grant made in January 2010, when he became a Director, to reflect stock grants given to Directors in August 2009 as well as the full annual stock grant given to Directors in August 2010.

(4)	Does not include amounts paid to Mr. Trachtenberg as a non-officer employee of the Company. Under the terms of his employment agreement, Mr. Trachtenberg received a salary of $12,000 during 2010 and was eligible to receive Director fees and stock grants as if he was an outside director.

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by our Compensation Committee and adopted by our Board, effective on January 1, 2007. Each non-employee director is required to own shares of our common stock having a value at least equal to four times the annual cash retainer paid to non-employee directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. The requirement was phased in over a four-year period, which phase-in period ended on December 31, 2010. Any newly elected non-employee director will have four years following his or her election to the Board to meet the stock ownership requirement. We do not have similar stock ownership requirements for our officers. As of the date of this Proxy Statement, all of our non-employee directors were in compliance with this stock ownership requirement.

SECURITIES OWNERSHIP

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on April 15, 2011, by each of our Directors, each Named Executive Officer listed in the 2010 Summary Compensation Table, the number of shares beneficially owned by all of our Directors and executive officers as a group, and each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 15, 2011 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of April 15, 2011 have been exercised. The table and footnotes also include information about such options.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

		Common Stock
			Percent of
	Footnote	Number of	Class
Name	Reference	Shares Owned	Owned

Directors and Executive Officers:
Steven G. Bunger	1	956,515	2.1%
Mark E. Funk	2	157,466	*
Jeffrey S. Goble	3	46,804	*
Ron Halchishak	4	53,432	*
Deborah K. Keeley	5	135,489	*
James J. Martell		16,500	*
Stephen A McConnell	6	102,754	*
Frederick G. McNamee, III		14,076	*
Jody E. Miller	7	87,344	*
Sanjay Swani		14,087	*
Lawrence Trachtenberg	8	394,828	*
Michael L. Watts	9	38,754	*
All Directors and executive officers as a group (16 persons)	10	2,468,756	5.4%
5% Holders:
BlackRock, Inc.	11	2,859,876	6.4%
T. Rowe Price Associates, Inc.	12	2,800,606	6.2%
Dimensional Fund Advisors LP	13	2,615,155	5.8%
Capital Research Global Investors	14	2,539,414	5.6%
Barrow, Hanley, Mewhinney & Strauss, LLC	15	2,450,220	5.4%
Prudential Financial, Inc.	16	2,273,331	5.1%
Welsh, Carson, Anderson & Stowe X, L.P.	17	6,669,268	14.8%

*	Less than 1%.

(1)	Includes: 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 211,386 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner; 41,020 shares of common stock; 6,269 shares of common stock held in the Mobile Mini 401(k) plan; 501,270 shares of common stock subject to exercisable options; and 147,570 shares of restricted stock which are forfeitable until vested.

(2)	Includes: 45,831 shares of common stock and 111,635 shares of restricted stock which are forfeitable until vested.

(3)	Includes: 33,054 shares of common stock and 13,750 shares of common stock subject to exercisable options.

(4)	Includes: 17,091 shares of common stock and 36,341 shares of restricted stock which are forfeitable until vested.

(5)	Includes: 20,513 shares of common stock; 4,746 shares of common stock held in the Mobile Mini 401(k) plan; 66,000 shares of common stock subject to exercisable options; and 44,230 shares of restricted stock which are forfeitable until vested.

(6)	Includes: 80,254 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(7)	Includes: 36,342 shares of common stock; 102 shares of common stock held in the Mobile Mini 401(k) plan; and 50,900 shares of restricted stock which are forfeitable until vested.

(8)	Includes: 95,464 shares of common stock held in trust; 4,020 shares of common stock held indirectly; 6,337 shares of common stock held in the Mobile Mini 401(k) plan; 276,000 shares of common stock subject to exercisable options; and 13,007 shares of restricted stock which are forfeitable until vested.

(9)	Includes: 16,254 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(10)	Includes: 1,048,435 shares of common stock; 902,020 shares of common stock subject to exercisable options; and 518,301 shares of restricted stock which are forfeitable until vested. Includes the following executive officers who are not required to be named in the above table: Kyle G. Blackwell, Jon D. Keating, Ronald E. Marshall and Christopher J. Miner.

(11)	Based solely on Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 7, 2011, BlackRock has sole voting power with respect to 2,859,876 shares. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(12)	Based solely on Amendment No. 12 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. (“TRP”), and T. Rowe Price New Horizons Fund, Inc. (“Fund”), with the SEC on February 9, 2011. TRP has sole voting power with respect to 662,506 of the shares and sole dispositive power with respect to 2,800,606 of the shares, and Fund has sole voting power with respect to 2,131,900 shares. TRP is an Investment Adviser registered under the Investment Advisers Act of 1940 (an “Investment Adviser”) and Fund is an Investment Company registered under the Investment Company Act of 1940. The address for TRP and Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(13)	Based solely on Amendment No. 2 to Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 11, 2011. DFA has sole voting power with respect to 2,546,729 shares and sole dispositive power with respect to 2,615,155 shares. DFA is an investment adviser and its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(14)	Based solely on Schedule 13G filed by Capital Research Global Investors (“CRGI”) with the SEC on February 11, 2011. CRGI has sole voting power with respect to 2,539,414 shares and sole dispositive power with respect to 2,539,414 shares. CRGI is an investment adviser and its address is 333 South Hope Street, Los Angeles, California 90071.

(15)	Based solely on Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) with the SEC on February 11, 2011. BHMS has sole voting power with respect to 1,013,720 shares, shared voting power with respect to 1,436,500 shares and sole dispositive power with respect to 2,450,220 shares. BHMS is an investment adviser and its address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(16)	Based solely on Schedule 13G filed by Prudential Financial, Inc. (“PFI”) with the SEC on February 8, 2011. PFI has sole voting power with respect to 186,536 shares, shared voting power with respect to 1,795,633 shares; sole dispositive power with respect to 186,536 shares; and shared dispositive power with respect to 2,086,795 shares. The schedule states PFI is a Parent Holding Company as defined in Section 240.13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended. The address of PFI is 751 Broad Street, Newark, New Jersey 07102.

(17)	Based solely on Schedule 13D filed jointly by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), WCAS Capital Partners IV, L.P. (“WCAS CP IV”), and WCAS Management Corporation (“WCAS”), with the SEC on July 7, 2008. WCAS X has sole voting and sole dispositive power with respect to 6,356,319 shares of common stock, which were issued upon conversion of preferred stock on April 14, 2011; WCAS CP IV has sole voting and sole dispositive power with respect to 307,431 shares issued upon conversion of preferred stock; and WCAS has sole voting and sole dispositive power with respect to 5,518 shares issued upon conversion of preferred stock. Each of WCAS X and WCAS CP IV has a sole general partner and the managing members of the general partners include 15 individuals, one of whom is Mr. Swani, who serves as a Director of Mobile Mini. The address of each of WCAS X, WCAS CP IV and WCAS is 320 Park Avenue, Suite 2500, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSONS TRANSACTIONS AND INDEMNIFICATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and certain of our officers to file reports of holdings and transactions in Mobile Mini shares with the SEC. Based on our records and other information, we believe that in 2010 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements, except as noted below.

The Compensation Committee determined in 2011 that the four year performance-based stock grants covering the period ended December 31, 2010 did not meet applicable vesting requirements. The following filed Form 4s to reflect these forfeitures: (i) Mr. Bunger — forfeiture of 11,164 shares, (ii) Mr. Trachtenberg— forfeiture of 8,249 shares, and (iii) Ms. Keeley — forfeiture of 3,284 shares. Further, Mr. Martell’s Form 4 filed on August 4, 2010 with the SEC has been amended to correct an error in the number of shares reported under Table 1, Column 5.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

In 2007, the Board of Directors adopted a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning five percent or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS

We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned in part by Steven G. Bunger. Steven G. Bunger is our President, Chief Executive Officer and Chairman of the Board. Annual lease payments under these leases totaled approximately $202,000 in 2010. The term of each of these leases expires on December 31, 2013. Each lease provides for rent adjustments based upon annual changes in the consumer price index. At the time the leases were entered into in 1994 and their respective amendment dates, the Board reviewed and considered prevailing market rental rates for comparable properties, determined that the new rental rates approximate the fair market rental value of each property, and authorized the Company to enter into these leases for the properties.

Mobile Mini leases a portion of the property comprising its Rialto, California location from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2010 under this lease were approximately $317,000. The Rialto lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in the circumstances of a particular transaction.

The Audit Committee and the independent members of the Board of Directors have reviewed the terms of each of the transactions described above, and approved the related person transaction.

INDEMNIFICATION

We indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Bylaws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS
(Item No. 1 on the Proxy Card)

The Board of Directors currently consists of eight members and is classified into three classes. At each annual meeting of stockholders, Directors are elected for a three-year term to succeed those Directors whose terms expire at such annual meeting dates. This year, three Directors, Messrs. Bunger, Swani and Watts, are to be elected to hold office for three-year terms. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

One of our Directors, Sanjay Swani, and a former Director, Michael E. Donovan, were appointed on June 25, 2008 effective upon the closing of Mobile Mini’s acquisition of Mobile Storage Group, Inc. (“MSG”), pursuant to a stockholders agreement between Mobile Mini and Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS”). Mr. Donovan was appointed a Director in the class of Directors whose term expired in 2009, and Mr. Swani was appointed in the class whose term expires in 2011. Under the stockholders agreement, WCAS has the right to have a designee on the Board of Directors serve until the end of 2011 and previously had the right to have a second designee on the Board of Directors serve until the end of 2009. Michael E. Donovan served in this latter role until December 31, 2009, when his service as a Director terminated. Under the stockholders agreement, WCAS also has the right to appoint an observer to attend Board meetings. The observer is currently Mr. Donovan, but he does not vote on issues before the Board. The Board of Directors elected James J. Martell as a Director, effective January 1, 2010. Mr. Martell assumed the position vacated by Mr. Donovan.

The terms of Jeffrey S. Goble, James J. Martell and Stephen A McConnell expire in 2012, and the terms of Frederick G. McNamee, III and Lawrence Trachtenberg expire in 2013.

All of the nominees are current Directors and have consented to serve as Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote FOR nominees or WITHHOLD votes from nominees.

The persons appointed by the Board of Directors as proxies intend to vote for the election of each of these nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, all of our Directors serve or have served on Boards and Board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional Board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Our Board of Directors unanimously recommends a vote FOR the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Steven G. Bunger has served as our Chief Executive Officer, President and a Director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. He is also a Director of Cavco Industries, Inc., one of the nation’s largest producers of manufactured housing. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. As our Chief Executive Officer and President, Mr. Bunger provides our Board with knowledge of the Company’s day-to-day operations and his history of service to the Company in a variety of positions and in our industry gives our Board insight into a number of strategic and operational areas. Age 49.

Sanjay Swani has served as a Director since June 27, 2008, when he was appointed to the Board of Directors upon Mobile Mini’s acquisition of MSG pursuant to the Stockholders Agreement between us and WCAS. Mr. Swani served as a Director of MSG from August 2006 until June 2008. Mr. Swani joined WCAS as a vice president in 1999 and became a general partner in 2001. Prior to joining WCAS, Mr. Swani worked at Fox Paine & Company, L.L.C. from June 1998 to May 1999 and was with Morgan Stanley & Co. Incorporated in their mergers and acquisitions area from 1994 to 1998, and in their debt capital markets area from 1988 to 1990. Mr. Swani has an undergraduate degree from Princeton University (1987) and graduate degrees from the MIT Sloan School of Management (1994) and Harvard Law School (1994). He serves on the Board of Directors of ITC DeltaCom, Inc. and several private companies. Mr. Swani brings to our Board investor perspective and significant experience in strategic and finance matters. Age 44.

Michael L. Watts has served as a Director since 2002. Mr. Watts founded Sunstate Equipment Co. in 1977, where he serves as Chairman. Sunstate Equipment Co. is one of the largest independently owned and twelfth largest construction equipment rental company operating in the United States, and currently has 55 locations in nine states. Mr. Watts also was the founder and served as Chairman of Trench Safety Equipment Company, a specialty equipment rental company, from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment leasing industry knowledge to our Board. Age 63.

The following paragraphs contain biographical and other information regarding our continuing Directors.

CONTINUING DIRECTORS

Jeffrey S. Goble was appointed to the Board of Directors in February 2006. Mr. Goble is President, Chief Executive Officer and Founder of Providien, LLC, which supplies contract manufacturing services to the medical device and biotech industries. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provides contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other current Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Earlier, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board. Age 50.

James J. Martell has served as a Director since January 2010 when he was elected by the Board of Director’s to fill the Director post vacated by Michael E. Donovan. Mr. Martell is the current chairman of Express-1 Expedited Solutions, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS, where he is a member of WCAS’s Resources Group and serves as a Director of two WCAS privately-held portfolio companies, Ozburn-Hessey Logistics and Vision Holdings Logistics. Mr. Martell graduated in 1976 from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 56.

Stephen A McConnell has served as a Director since August 1998. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a Director of Global Entertainment Corporation and a number of private companies. Mr. McConnell has a B.A. in

Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive Director experience, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 58.

Frederick G. McNamee, III has served as a Director since June 2008 and is the chairman of our Nominating and Corporate Governance Committee. He has been a principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. During the past two years, Mr. McNamee has also participated as an “angel” investor in a number of private company financings, gaining experience with evaluating financial statements and business prospects. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit Boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s interim chief technology officer and senior vice president in charge of operations in Malaysia and Phoenix. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University in 1979. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 54.

Lawrence Trachtenberg has served as a Director since 1995. He previously served as Mobile Mini’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and as our Chief Financial Officer and Treasurer in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continues to serve as a non-officer employee of Mobile Mini pursuant to an employment agreement that expires on February 28, 2012. Mr. Trachtenberg is a member of the Board of trustees of the Arizona State Retirement System. He received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service, and experience with legal and accounting matters. Age 54.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 2 on the Proxy Card)

The Board of Directors has ratified the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for 2011. In taking this action, the Audit Committee considered Ernst & Young’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board of Directors believe is advisable and in the best interest of the stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They will also have an opportunity to make a statement at the Annual Meeting if they wish to do so, and they will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

An affirmative vote of the majority of the votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. If the appointment of Ernst & Young LLP as auditors for 2011 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for 2011 will stand, unless the Audit Committee determines there is a reason for making a change.

Our Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010, and December 31, 2009, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Fee Category	2009 Fees ($)		2010 Fees ($)

Audit Fees(1)	845,538	(4)	821,564
Tax Fees(2)	243,889		144,320
All Other Fees(3)	1,995		1,995

Total Fees	1,091,422		967,879

(1)	Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt securities; review of documents filed with the SEC, and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Tax fees relate to tax compliance and advisory services related to Federal, state, local and franchise taxes, as well as compliance and advisory services related to the Company’s United Kingdom operations. The 2010 fees include approximately $45,000 of tax advisory services related to international tax planning. The 2009 fees include approximately $47,000 of tax advisory services fees related to an I.R.S. examination and approximately

$65,000 of advisory services fees incurred from a project relating to Mobile Storage Group post-merger tax analysis and international tax planning.

(3)	All other fees relate to the Company’s annual subscription for EY/Online service.

(4)	The 2009 audit fees includes $30,216 in fees for which the Company was invoiced after the date of the 2010 Proxy Statement.

None of the above-described professional service fees were approved by the Audit Committee in reliance upon the de minimus exception to the pre-approval requirements of federal securities laws and regulations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934, as amended.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1) Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2) Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3) Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting.

(4) All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the PCAOB in Rule 3200T, and

(3) received the written disclosure and letter from the Auditors with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.”

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair) Jeffrey S. Goble	Frederick G. McNamee, III Michael L. Watts

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION
REGARDING EXECUTIVE COMPENSATION
(SAY-ON-PAY)
(Item No. 3 on the Proxy Card)

Background

At our 2010 Annual Meeting, we gave our stockholders the opportunity to cast an advisory vote on our executive compensation policies and procedures. More than 86% of the votes cast supported these policies and procedures. This year, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 Annual Meeting, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 4 in this Proxy Statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, or “NEOs”, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section starting on page 26 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2010 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

The Compensation Discussion and Analysis, or “CD&A”, included in the “Executive Compensation” section of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the 2011 Annual Meeting of Stockholders.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

PROPOSAL 4 — ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-WHEN-ON-PAY)
(Item No. 4 on the Proxy Card)

In connection with Proposal No. 3 above seeking advisory approval of our executive compensation program, the Dodd-Frank Act also requires that we include in this Proxy Statement a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years, commonly referred to as “Say-When-On-Pay” vote. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board recommends that our stockholders select a frequency of three years, or a triennial vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board of Directors has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•	Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our Named Executive Officers;

•	A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures;

•	A three-year vote cycle will provide stockholders with a more complete view of the amount and mix of components of the compensation paid to our NEOs, as the amount and mix of components may differ from year to year;

•	A three-year period between votes will give stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company, and whether the components of the compensation paid to our NEOs have achieved positive results for the Company; and

•	Many large stockholders rely on proxy advisory firms for vote recommendations. We believe that a triennial vote on executive compensation, rather than an annual or biennial vote, will help proxy advisory firms provide more detailed and thorough analyses and recommendations. Less frequent Say-on-Pay votes will improve the ability of institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders.

Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur. For example, the rules of the NASDAQ Global Select Market require that we seek stockholder approval for new employee equity compensation plans and material revisions thereto. Further, as discussed under Communications with the Board of Directors on page 9 of this Proxy Statement, we provide stockholders with an opportunity to communicate directly with the Board, including on issues of executive compensation.

We understand that our stockholders may have different views as to what is the best approach for Mobile Mini, and we look forward to hearing from our stockholders on this Proposal No. 4.

The Board will continue to engage with stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders of Mobile Mini, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

Required Vote

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our NEOs that has been selected by stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Abstentions and, if applicable, broker non-votes will not be counted as votes “for” or “against” this Proposal No. 4 and, accordingly, will have no effect on the outcome of the vote. This vote may not be construed (1) as overruling a decision by the Company or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of the Company or our Board of Directors.

Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K of the SEC rules.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”) that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement.

Compensation Committee

Jeffrey S. Goble (Chair)
Stephen A McConnell
Frederick G. McNamee
Sanjay Swani
Michael L. Watts

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or “CD&A,” describes Mobile Mini’s executive compensation program for 2010 and certain elements of the 2011 program. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (referred to as the “Committee” in this section of the Proxy Statement) of the Board of Directors made compensation decisions for 2010 for our executives, including our Named Executive Officers. The 2010 Named Executive Officers are:

•	Steven Bunger, Chief Executive Officer, our principal executive officer;

•	Mark E. Funk, Executive Vice President and Chief Financial Officer, our principal financial officer;

•	Ron Halchishak, Senior Vice President, Managing Director, Europe;

•	Deborah K. Keeley, Senior Vice President and Chief Accounting Officer; and

•	Jody Miller, Executive Vice President and Chief Operating Officer.

The Compensation Committee has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority in Mobile Mini, and the Committee holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics. This section of our Proxy Statement describes Mobile Mini’s compensation program for executive officers. The focus is on the compensation program and decisions for 2010.

Compensation Philosophy and Objectives

The Committee believes that Mobile Mini’s executive compensation program implements and achieves the goals of our executive compensation philosophy. The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract, motivate and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s executives, including the Named Executive Officers, which includes both cash and stock-based compensation that rewards performance measured against established goals.

Compensation decision-making in early 2010 remained difficult as all of the Company’s compensation decisions were made against a backdrop of the challenging national and worldwide economic conditions that affected businesses globally over the past few years, including the Company. In view of these challenges, the salary freeze that was imposed in 2009 remained in effect in 2010. Restricted stock grants made at the end of 2009 and early 2010 for 2010 performance were generally not increased from the size of grants previously made for 2009 performance. In December 2010, the Compensation Committee approved 2011 salary merit increases of up to 3% for employees. The Committee also approved long-term equity incentive grants in January 2011 reflecting a 5% increase over 2010 levels for NEO equity grants.

Applying Our Compensation Philosophy, Goals and Principles

We apply our compensation philosophy, goals and principles as follows:

•	Both individual compensation elements and total direct compensation are structured to be closely aligned with the compensation of similarly-sized U.S.-based companies in our industry and in related industries. We believe the salaries we pay to our executives are in line with approximately the 75th percentile of the salary paid by Mobile Mini’s peer group. However, we have not engaged a compensation consultant to make salary recommendations in the past three years.

•	Our 2010 non-equity incentive program for our NEOs was based in part on Mobile Mini’s performance on two financial metrics: earnings per share (EPS) and EBITDA. Mr. Halchishak also had revenue sub-targets based on his area of responsibility. Potential individual payouts for NEOs range from 45% to 100% of their base salary if the target goal is achieved. The maximum payouts for NEOs ranged from 0% to 200% of their eligible bonus amount. If the target goals were not achieved, the NEOs non-equity incentive payment would be $0. If the maximum target is achieved the payout had a ceiling of 200% of their eligible bonus amount. Both the target and maximum goals reflect allocations based on corporate and business unit performance, as discussed later in further detail.

•	Awards under our equity-based incentive program are aligned with the interests of our stockholders because they deliver value based on relative and absolute stockholder return, encourage stock ownership and promote retention of key talent.

•	Our executive compensation structure is designed to deliver a significant portion of total direct compensation for our NEOs in the form of long-term incentive awards.

Key Compensation Actions For 2010

The following highlights the Committee’s key compensation decisions for 2010. These decisions are discussed in greater detail elsewhere in this CD&A.

•	At our 2010 Annual Meeting, we gave our stockholders the opportunity to cast an advisory vote on our executive compensation policies and procedures. More than 86% of the votes cast supported these policies and procedures. In view of the level of support for our executive compensation policies and procedures, as reflected in the voting results, we did not make any changes to our executive compensation program in response to the vote.

•	2010 salaries remained at 2009 levels as the Committee had previously “frozen” all 2010 salaries at 2009 levels for employees making more than $40,000 annually. In December 2010, the Committee lifted the salary freeze and approved merit raises of up to 3% for employees (including NEOs) in 2011. The 2011 merit increases will be based on individual performance.

•	Also in 2010, the Committee decided to grant discretionary bonuses to bonus-eligible Company employees, including the NEOs. The Committee cited the following accomplishments and factors, among others, as considerations for granting a discretionary bonus: (i) the Company’s successful recapitalization of approximately $200 million of its outstanding bonds; (ii) the Company’s favorable performance vis-à-vis its competitors in 2010; (iii) the strong performance of the Company’s executive management team amid an exceedingly difficult and unpredictable economic environment; and (iv) the fact that the Company’s executive management team had received no bonuses in the preceding two years despite the Company’s relatively strong performance, except for discretionary bonuses paid to Mr. Bunger and Ms. Keeley in 2008. The bonus pool approved by the Committee targeted approximately 25% of each employee’s potential bonus amount. These payments were made in addition to any performance-related bonuses earned. Only Mr. Halchishak achieved a portion of his performance-related targets.

•	The Committee approved grants of long-term equity incentive compensation for 2010 in February of 2010 and for 2011 in December 2010. As discussed below, the 2010 grants were in the form of restricted stock, 50% of which may vest over a period of four years depending upon the achievement of EBITDA targets set at the time of grant.

•	The 2011 grants, which were awarded in December 2010, are in the form of 50% restricted stock that vests over four years and 50% stock options that will vest over four years. These grants do not have specific performance targets.

These and other actions relating to our compensation program are discussed in greater detail below.

Setting Executive Compensation for 2010 and 2011

As part of the Board of Director’s yearly budgeting and goal setting process, in December 2009 the Compensation Committee reviewed the base salaries of the Company’s executive officers to ensure they fairly and competitively compensated these individuals for the jobs they perform. The Compensation Committee considered the Company’s performance in fiscal 2009, the current economic outlook for the economy, the Company’s prospects for 2010 and the Company’s efforts to cut or control costs. The Compensation Committee also considered the salary recommendations of Mr. Bunger for each of the Named Executive Officers. Based on all of the foregoing factors, the Compensation Committee recommended to the full Board, and the full Board concurred, that the Company freeze salaries at 2009 levels for all employees making more than $40,000 per year.

The Committee works closely with the Chief Executive Officer to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets executive compensation during November or December of each year, in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year.

Because the Committee did not engage a compensation consultant to review salary compensation for 2010 or in the two previous years, the Company is not relying on any recent peer group data in the formation of its salary compensation decisions.

The Committee has no pre-established policy or target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods. The Committee noted that historically the compensation of the Chief Executive Officer and of the Chief Financial Officer have been heavily weighted towards incentive compensation, with approximately 20% of each officer’s maximum achievable compensation based upon base salary and the remainder based upon achievement of maximum goals under the cash bonus plan and the value of restricted stock or option awards based on the market price of the Company’s common stock on the date of the award.

In connection with its review and setting of executive compensation for 2011, the Committee engaged the compensation consulting firm Pearl Meyer & Partners (“PM&P”) to conduct an update of the competitive review of aspects of our executive compensation, in particular for the purpose of reviewing the effectiveness of Mobile Mini’s existing long-term equity incentive compensation program, namely the use of restricted stock grants with four-year performance targets versus stock options and the Company’s “all or nothing” approach to incentive compensation. Following the review, the Committee determined to grant a mix of stock options and service-vested restricted stock to executives, and to consider changes to the Company’s approach to incentive compensation in 2011.

Role of the Company’s President, Chief Executive Officer and Chairman

The establishment of performance targets and individual performance objectives for the Company’s senior management, including the Company’s NEOs, are recommended by Mr. Bunger and reviewed by the Compensation Committee. These individual objectives are those that Mr. Bunger and the Compensation Committee believe should be focused on during the year. Progress against these objectives is monitored by Mr. Bunger and reviewed with the Compensation Committee during the year. Mr. Bunger also makes recommendations to the Compensation Committee regarding the performance targets and objectives that affect his own compensation.

Mr. Bunger reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of his or her performance to the Compensation Committee. However, recommendations about individual compensation elements and total compensation are ultimately made by the Compensation Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Compensation Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Compensation Committee makes recommendations regarding each NEO’s compensation based on multiple factors, including the competitive market, individual performance, internal equity and affordability. As required by the Compensation Committee’s Charter, these recommendations are made to the full Board of Directors of the Company, which approves all compensation plans for senior management.

Mr. Bunger’s Ability to Call Annual Meetings of the Compensation Committee or Meet with Consultants

In accordance with the Compensation Committee’s Charter, the Compensation Committee meets as often as it determines is appropriate to carry out its responsibilities under the Charter. Annual Meetings of the Compensation Committee may be called by any member of the Committee. Mr. Bunger is not a member of the Compensation Committee and, therefore, cannot call meetings of the Compensation Committee. The Chairman of the Committee (Mr. Jeffrey S. Goble), in consultation with the other Committee members, determines the frequency and length of the Committee meetings and sets meeting agendas consistent with the Committee’s Charter. Mr. Goble does coordinate the scheduling of Committee meetings with Mr. Bunger so as not to conflict with other Board meetings. Under the terms of the Compensation Committee’s Charter, the Committee may invite to its meetings any Director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities.

While the Company has not engaged a compensation consultant since 2007 for the purposes of evaluating salaries, Mr. Bunger was afforded the ability to provide data and input to the consultants and to review and discuss their findings and suggestions. Similarly, in the future, it is expected that Mr. Bunger will be provided the opportunity to provide data and input to any compensation consultants retained by the Committee.

Evaluation of Mr. Bunger’s Performance

As noted above, the Compensation Committee makes recommendations to the full Board regarding the performance targets and individual performance objectives for the Company’s senior management, including Mr. Bunger, and reviews his performance against his objectives. Recommendations about Mr. Bunger’s compensation elements and total compensation are made by the Compensation Committee, using its judgment, focusing primarily on Mr. Bunger’s performance against his individual financial and strategic objectives, as well as the Company’s overall performance and the qualitative factors discussed above.

2010 Executive Compensation Components

For the year ended December 31, 2010, the main elements of compensation for the NEOs were:

•	base salary;

•	a performance-based cash bonus plan; and

•	equity-based long-term compensation.

Other elements of compensation that Mobile Mini provides its executive officers include a 401(k) retirement savings plan, in which all eligible employees may participate, and modest perquisites and other personal benefits to executive officers.

Base Salary

Salaries in 2009 were frozen and remained at the same level in 2010. Mobile Mini provides Named Executive Officers and other employees a base salary to compensate them for services rendered during the fiscal year. Base salary for each named executive officer is determined based on his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the Committee’s year end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November or December of each year. The Committee has historically focused more attention on the equity component of overall executive compensation, with the base salary of the Chief Executive Officer and the Chief Financial Officer increasing at the rate of approximately five percent per year since 2002, until the economic downturn beginning in 2008.

Given the uncertainty surrounding the impact of the current economic climate, no executives or employees making above $40,000 annually received a merit-based salary increase in 2010. Accordingly, base salaries for our Named Executive Officers in effect at the end of fiscal year 2009 remained the same for fiscal year 2010. Prior to the economic downturn, merit-based salary increases ranged from 3% to 5% and the merit-based salary increase that became effective in January 2011 were similarly in such range.

Ms. Keeley is also party to a non-competition agreement with the Company under which she is paid an additional $5,000 per year. Other NEOs have employment agreements containing non-competition provisions.

Non-Equity Incentive Plan and Bonuses

Under the Company’s Non-Equity Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer, other executive officers and certain employees (including the other NEOs) are eligible for a cash bonus if the Company achieves identified target levels. For 2010, the targets are based primarily on EPS and EBITDA and/or components thereof. Branch and regional managers, sales managers and division Senior Vice Presidents, including Mr. Halchishak, also have a component of revenue in their performance goals (each, a “Performance Category”). Target amounts of revenue, EBITDA and earnings per share are established by the Committee and the Board during the Company’s budgeting process, and those amounts are discussed by management with the Committee and then linked to “target” and “maximum” bonus performance goal amounts. We believe these performance targets align the interests of the executive officers to long-term stockholder interests.

The budgeting process and the related establishment of bonus payout levels involve the Company’s management building operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry) in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted during the performance period to account for acquisitions and other events that have predictable and quantifiable effects upon the levels initially set in connection with the performance goals. Under each of the goals, the Committee adopted a sliding scale under which the Chief Executive Officer, the Chief Financial Officer and each executive officer (including one of the other Named Executive Officers) could earn bonuses. Target bonus amounts have historically been equal to a percentage of the executive’s base salary, with the percentage ranging from 25% up to a maximum of 200% of base salary if the maximum target was achieved in each performance category. Under the 2010 Plan, if achieved performance was equal to 5% above the base budget goal, then the employee would have been eligible for 100% of his or her target bonus amount associated with that performance criteria. If achieved performance was 10% above base budget goals for EBITDA and revenue (for those employees with revenue targets) or 15% above base budget goals for earnings per share, the employee would have been eligible for 200% of his or her target bonus amount associated with that performance criteria. For achieved performance above the base budget goals, bonuses would be pro rated.

Under the 2010 Non-Equity Incentive Plan, as in the Company’s prior Non-Equity Incentive Plans, the performance goals may be adjusted to account for acquisitions or other events. There were no such adjustments made in 2010.

Of the NEOs, only Mr. Halchishak achieved a portion of his performance-related targets. However, the Committee decided to grant discretionary bonuses to bonus-eligible Company employees, including the NEOs. The Committee cited the following accomplishments/factors, among others, as considerations for granting a discretionary bonus: (i) the Company’s successful recapitalization of approximately $200 million of its outstanding bonds; (ii) the Company’s favorable performance vis-à-vis its competitors in 2010; (iii) the strong performance of the Company’s executive management team amid an exceedingly difficult and unpredictable economic environment; and (iv) the fact that the Company’s executive management team had received relatively small bonuses in the preceding two years despite the Company’s relatively strong performance.

For example, in 2009, Messrs. Bunger and Funk received no performance-related bonus while Messrs. Halchishak and Miller received approximately 6.0% and 1.1%, respectively, of their 2009 total compensation in the form of a bonus.

The 2010 bonus amounts approved by the Committee targeted approximately 25% of each employee’s potential bonus amount.

In 2010, the lingering affects of recent recession adversely affected the Company’s performance results at the same time that the Company continued to cut costs to manage profitability, generate positive cash flow and pay down debt. Targets for 2010 were based on EBITDA, revenue and EPS. Despite the positive developments in the Company’s operations, the majority of the cash bonus thresholds under which executive officers would have qualified for automatic cash payments under the Company’s Non-Equity Incentive Plan were not achieved in 2010. During the five years prior to 2009, the Company’s Chief Executive Officer and Chief Financial Officer achieved performance between the target and maximum levels three times, achieved performance between the minimum and target levels one time and in one year the Company did not payout any bonus amount. The Non-Equity Incentive Plan payout percentage over the past seven years, including 2010 has been between 0% and 100% of the participant’s maximum possible award, with an average payment of approximately 32%. Generally, the Committee endeavors to set the maximum payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the target Performance Category plan over time and believes it aligns the efforts of the Company’s management with the interests of its stockholders.

Bonus History and Determination of Non-Equity Incentive Plan Compensation

For 2010, the Compensation Committee established the annual performance-based incentive criteria to be adjusted EBITDA and adjusted diluted EPS. These measures applied to all NEOs, with Mr. Halchishak also having geographic specific goals, which the Board and Compensation Committee consider to be sub-sets of adjusted EBITDA. The following chart illustrates the business criteria, weighting and performance levels necessary to achieve the threshold, target and maximum payout amounts, and actual results during the 2010 measurement period:

2010 Non-Equity Incentive Plan and Bonuses

Chief Executive Officer,
Chief Financial Officer,
Chief Operating Officer
and Chief Accounting Officer	Weighting	Threshold ($)		Target ($)		Maximum ($)		Actual Results ($)		Bonus ($)

Adjusted EBITDA	50%	132,043,241		138,654,403		145,247,565		129,905,920		—
Adjusted Diluted EPS	50%	0.54		0.57		0.62		0.53		—

Other NEO
Adjusted EBITDA	10%	132,043,241		138,645,403		145,247,565		129,905,920		—
Adjusted Diluted EPS	10%	0.54		0.57		0.62		0.53		—
Geographic specific goals	80%		(1)(2)		(1)(2)		(1)(2)		(1)(2)		(2)

(1)	The performance goals for the other NEO are weighted 20% company-wide results and 80% geographic specific goals based on the geographic area he or she manages related to revenue, gross profit, profitability, collection of limited liability waiver and damage based on damage and repair. These measures are non-GAAP definitions developed by the Company to measure local performance.

(2)	The table below shows the measures for which the NEO received bonuses, the total weighted percentage of available bonus this measure represents, along with the bonus amount associated with the achievement of the stated goal.

	Goal	Weighting	Bonus ($)

Mr. Halchishak	Profitability	60%	50,496
	Sales gross profit	5%	5,793
	Damage and repair	5%	5,656

The bonus targets for Mr. Halchishak are based on measurements achieved in the particular region of the Company he managed.

Equity-Based Incentives

The Committee may grant stock options, make awards of restricted stock and make other equity-based awards to executives and other employees under our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was adopted by the Board of Directors in February 2006 and approved by the Company’s stockholders in June 2006 at the Annual Meeting. In granting awards under this plan, the Committee may establish any conditions or restrictions it deems appropriate. The Company’s Chief Executive Officer traditionally has recommended to the Committee the size of stock-based awards for all officers and other employees as part of the Company’s annual budget process. Grants of equity-based awards to officers and other employees of the Company are made by the Committee in each instance. In connection with the restricted stock awards made to executive officers under the 2006 Equity Incentive Plan, one-half of the restricted stock awards vest, if at all, upon achievement of performance goals for the four fiscal years following the date of the award, and the other half of each award vests in equal annual installments over four years if the recipient of the grant remains an employee throughout the vesting period.

Annual grants of equity-based awards, including awards of shares of restricted stock, to executive officers are made at the Committee’s regularly scheduled meeting in the late fall, typically in late November or December. In some instances, the Committee may delay the making of some awards until January or February of the following year, as was the case in 2009 and 2010 in respect of the performance-vesting portion of restricted stock awards. Such delays generally would be related to the completion of other Committee or Company actions, such as completion of annual budgeting or completion of compensation or other governance studies or reports. The delays are not related to closing of a financial reporting period or to time awards to announcements of Company information. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee generally will make an equity plan award of stock options or, currently, shares of restricted stock, at the time the individual is first elected to the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee during the fall.

Historically in late fall, the Board approves a budget for the next operating year. As part of that budget-setting process and performance review of each executive officer, Mr. Bunger proposes compensation amounts for each executive officer made up of base salary, target bonus amounts and target dollar amount of equity awards. The Compensation Committee and the Board review the recommendations of Mr. Bunger and the performance of each of the executive officers and approve base salary, target bonus amounts and target dollar amount of equity awards for each executive officer. The approved dollar amount for equity awards is divided into grants of 50% of the approved equity amount being solely time-based vesting shares and 50% of the approved amount being both performance-based and time-based vesting.

Once the budgeting process is completed and approved by the Board, the Compensation Committee sets performance targets for that fiscal year that must be met in order for the executive officer to receive target bonus amounts. Because the vesting of performance-based awards requires the achievement of yearly EBITDA targets over a period of four years, at the time of grant, the Committee also established individual future year EBITDA targets for the four-year period measured by the award.

Because the budgeting process for fiscal 2010 was not finalized by the end of such year, the Compensation Committee approved the grant of the equity awards that are solely time-based vesting (i.e., 50% of each executive officer’s target equity grant amount) in December of 2009. The performance-based shares (i.e., the other 50% of each executive officer’s target equity grant amount) were not granted until the following February once the budgeting process was complete and the Compensation Committee had sufficient information to set the performance goals for that year.

For example, in February 2010, once the Board had approved the budget for 2010, the Compensation Committee granted performance-based shares that vest over four years and require the achievement of certain EBITDA goals each year, beginning in 2010. Because the EBITDA targets set by the Compensation Committee for 2010 were not met, the shares based on 2010 performance did not vest.

As disclosed in this Proxy Statement, in addition to the individual annual EBITDA targets, there is a cumulative four-year performance target that applies to all shares that did not vest due to the failure to achieve yearly targets. If the sum of the cumulative EBITDA actually achieved for the four years is greater than 90% of the sum of the targets for the same four-year period on a grant-by-grant basis, then shares will vest in proportion to the ratio achieved between 90% and 100%. In other words, performance shares that do not vest due to failure to achieve EBITDA targets in any given year may nevertheless vest at the end of the four-year grant period if cumulative EBITDA achieved is 90% or more of the original four-year cumulative goal.

The Company re-evaluates the probable outcome of the performance conditions (i.e., likelihood of achieving the previously-set EBITDA targets) at least annually for all prior grants and reflects this likelihood and the value of the associated shares in column (e) of the Summary Compensation table in this Proxy Statement.

Set forth below is a table that summarizes the vesting history of the Company’s performance-based equity grants for the periods indicated, including the percent of the goal achieved and the corresponding outcome.

	% of Target
Vesting History of Grants	Achieved	Outcome

2007 Initial Performance Year(1)
2007 EBITDA	97%	Did not vest
2008 EBITDA	114%	Vested
2009 EBITDA	89%	Did not vest
2010 EBITDA	65%	Did not vest
2008 Initial Performance Year(1)
2008 EBITDA	126%	Vested
2009 EBITDA	103%	Vested
2010 EBITDA	75%	Did not vest
2009 Initial Performance Year(1)
2009 EBITDA	97%	Did not vest
2010 EBITDA	77%	Did not vest
2010 Initial Performance Year(1)
2010 EBITDA	103%	Vested

(1)	Excludes stock based compensation and one time charges.

On December 16, 2010, the Committee made awards of restricted stock under the Equity Incentive Plan to certain of our employees, including the Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers. The Committee awarded 26,143 shares of restricted stock to Mr. Bunger; 19,315 shares of restricted stock to Mr. Funk; 5,206 shares of restricted stock to Mr. Halchishak; 7,836 shares of restricted stock to Ms. Keeley; and 8,369 shares of restricted stock to Mr. Miller. These restricted stock awards are scheduled to vest in four equal annual installments, beginning on December 16, 2011. The Committee did not make performance-based (i.e., EBITDA-based) awards of restricted stock for the 2011 performance year. On December 16, 2010, the Committee made awards of stock options under the Equity Incentive Plan to certain of our employees, including the Chief Executive Officer, the Chief Financial Officer and the other NEOs. The Committee awarded 78,340 stock options to Mr. Bunger:, 57,946 stock options to Mr. Funk; 15,619 stock options to Mr. Halchishak; 23,507 stock options to Ms. Keeley; and 25,108 stock options to Mr. Miller. These stock options are scheduled to vest in four equal annual installments, beginning in December 16, 2011.

In addition to the individual year EBITDA targets for the performance based restricted stock awards, there is a cumulative four-year performance target that applies to all shares that did not vest based on failure to reach yearly targets. If the sum of the cumulative EBITDA actually achieved for the four years is greater than 90% of the sum of the targets for the same four-year period on a grant by grant basis, then shares will be released in proportion to the ratio achieved between 90% and 100%. In other words, performance shares that do not vest due to failure to achieve EBITDA targets in any given year may nevertheless vest at the end of the four-year grant period if cumulative EBITDA achieved is 90% or more of the original four-year cumulative goal. The 2010 adjusted EBITDA target applicable in connection with such shares is 95% of the approved business plan for 2010, the second year’s target is 5% greater than the 2009 target, and each of the third and fourth years’ target is 10% greater than the respective prior year’s target.

The Committee approved grants of long-term equity incentive compensation for 2010 in February of 2010 and for 2011 in December 2010. The 2010 grants were in the form of restricted stock, 50% of which may vest over a period of four years depending upon the achievement of EBITDA targets set at the time of grant. The 2011 grants, which were awarded in December 2010, are in the form of 50% restricted stock that vests over four years and 50% stock options that will vest over four years.

The Committee has concluded that the above-referenced performance targets and compensation structure do not encourage unnecessary or excessive risk taking. The basis for the Committee’s conclusion is as follows: our compensation program for executive officers by design does not incentivize excessive risk taking. Our base salary component of compensation does not encourage risk taking because it is a fixed amount. The current equity-based incentives have the following risk-limiting characteristics:

•	All of the equity stock awards include a time-vesting component over a period of years, which aligns the interests of executive officers to long-term stockholder interests and does not reward gains based on short-term performance;

•	One half of the restricted stock awards vest solely based on time in equal installments over four years if the recipient remains employed throughout the vesting period;

•	Non performance stock awards require the achievement of performance targets over a period of four years and are not tied to formulas that could focus executives on specific short-term outcomes.

•	Option grants also vest over four years and their value is aligned with stockholder value;

•	Awards based on the achievement of performance targets are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Members of the Compensation Committee approve the final equity incentive awards in their discretion, after the review of executive and corporate performance; and

•	All of the members of the Compensation Committee are independent directors.

401(k) Retirement Savings Plan and Other Benefits

Mobile Mini maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least one year of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company annually may make a qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. In 2009, the Company made a contribution equal to 25% of the first 4% of each participating employee’s contribution, up to an annual maximum of $2,000 per employee. This “matching” program was suspended for 2010. The amount the Company contributed to each named executive officer in 2009 is reflected in column (i) of the Summary Compensation Table. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees.

In the United Kingdom, our employees are covered by a defined contribution program. The employees become eligible to participate three months after they begin employment. The plan is designed as a retirement benefit program into which we pay a fixed 7% of the annual employees’ salary into the plan. In The Netherlands, our employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are based on a pre-defined percentage of the employee’s earnings. The percentage contribution is based on the employee’s age, with two-thirds of the contribution made by us and one-third made by the employee.

Mobile Mini maintains no other retirement plan under which executives or any other employees may earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the Named Executive Officers with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the Named Executive Officers for the fiscal year ended December 31, 2010 are included in column (i) of the Summary Compensation Table.

Employment Agreements

Steven Bunger — Employment Agreement with Chief Executive Officer.  On May 28, 2008, the Company entered into an Amended and Restated Employment Agreement with Mr. Bunger. This employment agreement provides for Mr. Bunger’s continued employment as President and Chief Executive Officer of the Company for a

term commencing on May 28, 2008 and expiring on December 31, 2010. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods beginning on December 31, 2008 and on each December 31st thereafter, unless the Company or Mr. Bunger gives 90-day prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Bunger relating to the removal or modification of certain post-employment benefits as a result of changes in the U.S. Internal Revenue Code.

Under the employment agreement, Mr. Bunger’s 2009 base annual salary was $540,750. The base salary will be reviewed annually by the Company’s Board of Directors or the Compensation Committee. Mr. Bunger is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or similar willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Bunger’s disability or by written notice (with termination by written notice being effective only if approved by a majority of the Board of Directors of the Company).

Mr. Bunger may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) his demotion in status, title, position or responsibilities, (ii) a reduction in base salary or failure by the Company to pay any salary or benefits due within 15 days, (iii) discontinuation or reduction of material compensation or benefit plans in which he was participating, (iv) Company insolvency or bankruptcy, (v) material breach of the employment agreement by the Company, (vi) purported termination for Cause by the Company where such Cause does not exist, (vii) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (viii) relocation of Mr. Bunger to an office outside the Phoenix metropolitan area. Mr. Bunger may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Bunger other than for Good Reason, Mr. Bunger or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Bunger for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Bunger is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, two times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, three times the sum of his Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Bunger and his dependents for a period of up to 36 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Bunger other than for Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Bunger will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Mark Funk — Employment Agreement with Chief Financial Officer.  On October 15, 2008, the Company entered into an employment agreement with Mr. Funk. Mr. Funk became the Company’s Executive Vice President on November 3, 2008 and assumed the Chief Financial Officer position following the filing of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008. The employment agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Funk gives 90-days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Funk relating to the removal or modification of certain post-employment benefits as a result of changes in the U.S. Internal Revenue Code.

Under the employment agreement, Mr. Funk was paid a 2009 base annual salary of $351,488. The base salary will be reviewed annually. Mr. Funk is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Funk is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month. Additionally, the Company reimbursed Mr. Funk for his reasonable moving expenses, provided him $1,000 per month for six months to help off-set his commuting expenses, and provided up to three months standard business hotel accommodations while he completed his relocation.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon Mr. Funk’s disability or by written notice.

Mr. Funk may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Funk of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the Board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) relocation of Mr. Funk to an office outside the Phoenix metropolitan area. Mr. Funk may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control (as defined in the employment agreement), of the Company including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Funk other than for Good Reason, he or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Funk for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Funk is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 45% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his Salary and the Payment

Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Funk and his dependents for a period of up to 12-months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Funk for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Funk will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment. Additionally, Mobile Mini and Mr. Funk entered into Mobile Mini’s standard indemnity agreement for its Directors and officers.

Jody Miller — Employment Agreement with Executive Vice President.  On December 18, 2008, the Company entered into an employment agreement with Mr. Miller. Mr. Miller became the Company’s executive vice president with the initial title of Chief Operating Officer — North America for a term commencing on January 5, 2009 and expiring on December 31, 2009. The employment agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Miller gives 90-day prior written notice of an intention to terminate employment on the last day of the then-current employment period.

Under the employment agreement, Mr. Miller’s annual base salary is $264,600. The base salary will be reviewed annually. Mr. Miller is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Miller is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He received a 2009 equity grant consisting of restricted stock having a fair market value of $300,000 on the date of the award. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, reimbursement of travel expenses and the payment of his automobile lease, following the expiration of which the Company will give him an automobile allowance of $650 per month.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, (iii) willful violation of any law, rule or regulation in connection with the performance of duties, or (iv) material breach of the employment agreement by Mr. Miller. The Company may also terminate the employment agreement upon Mr. Miller’s disability or by written notice.

Mr. Miller may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Miller of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the Board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) the Company requiring Mr. Miller to travel away from the Kansas City area contrary to the terms of the employment agreement. Mr. Miller also may terminate the employment agreement voluntarily by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miller other than for Good Reason, Mr. Miller or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miller for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Miller is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 70% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miller and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miller for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Miller will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Ron Halchishak — Employment Agreement with Managing Director in Europe.  On April 30, 2008, the Company entered into an employment agreement with Mr. Halchishak. Mr. Halchishak became the Company’s Managing Director in Europe for a term of continuous employment commencing on July 17, 2007. The employment agreement continues until such time as Mr. Halchishak shall reach the normal and contractual age of retirement under the employment agreement unless the Company or Mr. Halchishak gives 12-months prior written notice of an intention to terminate employment.

Under the employment agreement, Mr. Halchishak’s annual base salary is £121,750. The base salary will be reviewed annually. Mr. Halchishak is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Halchishak is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, reimbursement of travel expenses, mobile phone service for personal use and a Company car along with reimbursement of all expenses incident to its usage. Additionally, the Company agreed to pay the reasonable costs and expenses of shipping one motor vehicle from the United States to the United Kingdom and, upon termination of the employment agreement (for whatever reason), will pay all costs associated with Mr. Halchishak’s relocation to the United States from the United Kingdom, including the shipping of one automobile.

The Company may terminate the employment agreement for cause if Mr. Halchishak: (i) is found guilty of any gross misconduct affecting the business of the Company, (ii) commits any serious or repeated breach of terms of the employment agreement or refuses or neglects to comply with the reasonable and lawful directions of the Company, (iii) is, in the reasonable opinion of the Board, negligent or incompetent in the performance of his duties, (iv) is declared bankrupt, makes any arrangement with or for the benefit of his creditors or has certain court administration orders placed against him, (v) is convicted of any criminal offense other than routine traffic violations, (vi) becomes of unsound mind or a patient under any mental health statute, (vii) ceases to be eligible to work in the United Kingdom according to the laws therein, (viii) is guilty of any fraud or dishonesty, or (ix) acts in any manner that, in the opinion of the Company, is either materially adverse to the interests of the Company or that harms or is likely to harm the reputation of Mr. Halchishak or that of the Company. The Company also may terminate the employment agreement upon Mr. Halchishak’s disability, upon 12-months prior written notice or at any time by paying Mr. Halchishak an amount equivalent to his base salary and a pro-rated amount of his annual incentive bonus.

Mr. Halchishak may terminate the employment agreement voluntarily by 12-months prior written notice to the Company.

The employment agreement also provides that Mr. Halchishak will not solicit employees or customers of the Company during the term of his employment or within a period of up to 12-months of the termination of his employment.

Although we have not entered into any long-term employment contracts with Ms. Keeley, we have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not compete with the Company for a period, ranging from six months to two years, after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties. We have also entered into employment agreements with several of our key officers who were hired as a result of the Mobile Storage Group acquisition or since that time.

Potential Payments upon Termination or Change in Control

Each of Messrs. Bunger, Funk and Miller is entitled to receive severance payments if terminated without Cause, for Good Reason or within one year of a Change of Control. Cause, Good Reason and Change of Control are defined in each respective employment agreement as described in the 2010 Proxy Statement under the caption “Compensation Discussion and Analysis — Employment Agreements / Severance.”

Under the terms of each of the employment agreements, assuming the employment of each of Messrs. Bunger, Funk and Miller was to be terminated as of December 31, 2010, such officers would be entitled to the following payments and benefits:

•	Accrued Compensation (as defined in each employment agreement);

•	in the event of termination without Cause or for Good Reason: for Mr. Bunger, a lump sum payment equal to two times the sum of his then-current base salary plus his base salary in the year of termination; for Mr. Funk, a lump sum payment equal to the sum of his then-current base salary plus 45% of his base salary in the year of termination; and for Mr. Miller, a lump sum payment equal to the sum of his then-current base salary plus 70% of his base salary in the year of termination, in each case, to be paid by the Company within 28 days of the date of termination;

•	in the event of termination within one year of a Change of Control: for Mr. Bunger, a lump sum payment equal to three times the sum of his then-current base salary plus his base salary in the year of termination; for Mr. Funk, a lump sum payment equal to two times the sum of his then-current base salary plus 45% of his base salary in the year of termination; and for Mr. Miller, a lump sum payment equal to two times the sum of his then-current base salary plus 70% of his base salary in the year of termination, in each case, to be paid by the Company within 28 days of the date of termination;

•	in the event of termination without Cause or for Good Reason: continued payment by the Company, for a period of 24 months in the case of Mr. Bunger and 12-months in the cases of Messrs. Funk and Miller, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•	in the event of termination within one year of a Change of Control: continued payment by the Company, for a period of 36 months in the case of Mr. Bunger and 24 months in the cases of Messrs. Funk and Miller, of the same proportion of life insurance, disability, medical and dental insurance premiums and hospitalization benefits that was paid for by the Company prior to termination;

•	unvested equity time-based awards shall accelerate and vest in full, in most circumstances; and

•	unvested stock options become fully vested and immediately exercisable.

The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following individuals under various termination scenarios as of December 31, 2010:

		Lump Sum
Termination Without Cause	Accrued	Termination	Life and Health	Vesting of Equity
or for Good Reason	Compensation ($)(1)	Payment ($)	Benefits ($)	Awards ($)(2)(3)	Total ($)

Steven Bunger	135,188	1,622,250	31,650	1,447,412	3,236,500
Mark Funk	87,872	509,658	4,924	1,291,467	1,893,921
Jody Miller	56,305	449,820	15,825	609,386	1,131,336

		Lump Sum
Termination Within One	Accrued	Termination	Life and Health	Vesting of Equity
Year of Change of Control	Compensation ($)(1)	Payment ($)	Benefits ($)	Awards ($)(2)	Total ($)

Steven Bunger	135,188	2,163,000	47,474	1,447,412	3,793,074
Mark Funk	87,872	861,146	9,849	1,291,467	2,250,334
Jody Miller	56,305	714,420	31,650	609,386	1,411,761

(1)	This amount represents the non-equity incentive earned for fiscal year 2010, but unpaid at December 31, 2010, and is included in the Summary Compensation Table under column (d). At any given time this will be an amount, if any, that has been earned but unpaid at the time of the event.

(2)	Calculation based on the closing price of our common stock on December 31, 2010 of $19.69.

(3)	All unvested stock options had a grant price greater than the closing price of our common stock at December 31, 2010 and therefore are not included in these calculations.

OTHER COMPENSATION POLICIES

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the Named Executive Officers is fully deductible, except that the subjective bonus amount paid, in years prior to 2007, may not be deductible under certain circumstances which are not currently applicable to the Company, particularly since the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards under its 1999 Stock Option Plan and its 2006 Equity Incentive Plan in accordance with the requirements of ASC Topic 718. No grants or awards were made to executive officers in 2009 or 2008 under the 1999 Stock Option Plan, which terminated by its terms during 2009.

COMPENSATION TABLES

The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as our Chief Executive Officer during 2010, each person who served as our Chief Financial Officer during 2010, and each of the other three most highly compensated executive officers of Mobile Mini who were executive officers as of the end of fiscal 2010. As discussed in footnote (3) below, compensation listed under “Option Awards” reflects compensation costs recognized by us for prior year grants, not any awards made during the years presented.

2010 SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive	All
				Stock		Plan	Other
		Salary	Bonus	Awards	Option	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)(2)	Awards($)(3)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)

Steven G. Bunger	2010	540,750	135,188	1,008,584	645,251	—	10,150	(4)	2,339,923
Chairman, Chief	2009	540,750	—	491,988	—	—	11,675	(4)	1,044,413
Executive Officer, President	2008	525,000	183,750	468,564	—	—	14,504	(4)	1,191,818
Mark E. Funk*	2010	351,488	87,872	745,153	476,728	—	7,200	(5)	1,668,441
Executive Vice President,	2009	351,488	—	363,487	—	87,872	8,105	(5)	810,952
Chief Financial Officer	2008	44,625	—	1,096,177	—	—	9,519	(5)	1,150,321
Ron Halchishak*(7)	2010	192,899	—	200,853	128,499	61,945	155,645	(6)	739,841
Senior Vice President,	2009	195,436	—	97,969	—	26,643	118,376	(6)	438,424
Managing Director-European Division
Deborah K. Keeley	2010	198,889	31,000	302,300	193,394	—	5,763	(8)	731,346
Senior Vice President,	2009	198,889	—	147,467	—	—	6,834	(8)	353,190
Chief Accounting Officer	2008	192,950	53,447	140,444	—	—	8,009	(8)	394,850
Jody E. Miller*	2010	264,600	56,305	322,871	206,566	—	15,354	(9)	865,696
Executive Vice President,	2009	264,600	—	157,493	—	10,635	28,525	(9)	461,253
Chief Operating Officer

*	Mr. Funk joined the Company on November 3, 2008 and Messrs. Halchishak and Miller joined the Company after the combination with Mobile Storage Group in June 2008.

(1)	Our Compensation Committee awarded shares of restricted stock to certain of our employees, including the Chief Executive Officer and the other Named Executive Officers, under our 2006 Equity Incentive Plan. Non-performance based shares awarded in all three years vest in four equal annual installments with the first vesting occurring on the first anniversary of the award date. Performance-based shares awarded in 2010 and 2009 vest in annual installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) performance targets over the four-year period beginning with the first fiscal anniversary date. The Company did not award any performance-based awards in 2008. If we do not achieve the EBITDA target for a particular year, none of the performance-based shares of restricted stock for that year will vest. Any of the performance-based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative EBITDA target. Upon termination of the executive officer’s status as an employee during the vesting period, non-vested shares of restricted stock shall be forfeited and reacquired by us. Note that 2010 equity awards presented include, pursuant to SEC rules, amounts granted for both 2010 and 2011 fiscal years because they were granted in 2010. The Committee approved grants of long-term equity incentive compensation for 2010 in February of 2010 and for 2011 in December 2010.

(2)	The value of stock awards included in this column represent the aggregate fair market value of the grants calculated by the number of shares granted times the market value of our common stock on the date of the award or in the case of performance-based grants the date the award was approved by the Compensation Committee.

In 2010, the performance-based grants awarded in 2009 were again evaluated based upon the probable outcome of the performance conditions being achieved. The revised values are reflected in the table above. In 2010, none of the 2009 performance-based stock awards for the Named Executive Officers were expected to vest, out of an aggregate grant-date fair value of $1,198,489. If estimates of the probable outcome of the performance conditions change, up to the full aggregate fair value could vest. The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The 2010 grant date fair value granted to the Named Executive Officers was $15.21 per share for performance-based awards and $19.76 per share for non-performance-based awards. The 2009 grant date fair value granted to Messrs. Bunger, Funk, Halchishak and Miller and Ms. Keeley was $12.31 per share for performance-based awards and $15.10 per share for non-performance-based awards. The grant date fair value for non-performance awards was $13.73 per share in 2008. In addition, Mr. Funk also received non-vested share awards with a grant date fair value of $16.01 per share in 2008.

(3)	The amounts shown in this column reflect the aggregate grant date fair value of the options awarded in 2010 computed in accordance with FASB ASC Topic 718. We did not award stock options to any individual named in the Summary Compensation Table in 2009 or in 2008.

(4)	Mr. Bunger’s perquisites and other personal benefits include networking organization and other membership organization fees, convention and related travel fees and reimbursements of miscellaneous costs such as home communications equipment, use of Company containers and other personal costs incurred due to Company responsibilities: 2010 includes auto allowance of $7,200 and membership organization fees of $2,950; 2009 includes auto allowance of $7,200, membership organization fees of $2,750 and matching contributions under the 401(k) Plan of $1,725; 2008 includes matching contributions under the 401(k) Plan of $2,000, payment of organization fees and related expenses of $6,877, an auto allowance of $3,877 and reimbursement of miscellaneous expenses of $1,750.

(5)	2010 includes auto allowance of $7,200; 2009 includes auto allowance of $7,200 and temporary lodging arrangements of $905; 2008 includes auto allowance of $942, relocation expenses of $8,517 and miscellaneous expenses of $60.

(6)	2010 includes tax equalization pay estimate of $136,252 to be paid in 2011, and a leased auto and related expenses of $19,393; 2009 includes tax equalization payment of $103,888, originally estimated at $83,714, and a leased auto and related expenses of $14,488.

(7)	Amounts paid in Pound Sterling were converted to USD in 2010 using a yearly average conversion rate of 1.5456 and in 2009 using a yearly average conversion rate of 1.56593.

(8)	2010 includes payment under a non-compete agreement of $5,000 and miscellaneous expenses of $763; 2009 includes payment under a non-compete agreement of $5,000, matching contributions under the 401(k) Plan of $611 and miscellaneous expenses of $1,223; 2008 includes payment under a non-compete agreement of $5,000, matching contributions under the 401(k) Plan of $1,929 and miscellaneous expenses of $1,080.

(9)	2010 includes leased auto and related expenses of $14,832 and miscellaneous expenses of $522; 2009 includes matching contributions under the 401(k) Plan of $1,754, lodging arrangements of $11,159, lease auto and related expenses of $14,849 and miscellaneous expenses of $763.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards during 2010 to the officers named in the Summary Compensation Table.

In addition, on December 14, 2010, our Compensation Committee approved a bonus plan for the fiscal year ending December 31, 2011 under which we may pay non-equity incentive compensation to our Named Executive Officers. These amounts are included below.

								All
								Other	All
								Stock	Other
								Awards:	Option
								Number	Awards:		Grant
								of	Number	Exercise	Date
		Estimated Future Payouts			Estimated Future Payout			Shares	of	Or Base	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			or	Securities	Price of	of Stock
		Plan Awards			Plan Awards			Stock	Underlying	Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units(#)(1)	(#)	($/Share)	($)

Steven G. Bunger	*	—	556,973	1,113,946	—	32,347	32,347	26,143	78,430	19.76	1,653,835

Mark E. Funk	*	—	362,032	724,064	—	23,898	23,898	19,315	57,946	19.76	1,221,881

Ron Halchishak(2)	*	—	88,541	177,082	—	6,442	6,442	5,206	15,619	19.76	329,352

Deborah K. Keeley	*	—	126,003	252,006		9,695	9,695	7,836	23,507	19.76	495,695

Jody E. Miller	*	—	190,777	381,554	—	10,355	10,355	8,369	25,108	19.76	529,437

*	Non-performance based awards and options were granted on December 16, 2010 and performance-based awards were granted on February 22, 2010.

(1)	The restricted stock award made to each named executive officer vests (and the risk of forfeiture lapses) in equal annual installments over the four years following the award date.

(2)	Amounts in Pound Sterling were converted to USD using a yearly average conversion rate of 1.5456.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards at fiscal year end for each of the officers named in the Summary Compensation Table, as of December 31, 2010. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
			Equity					Number	Market or
			Incentive					of	Payout
			Plan				Market	Unearned	Value of
			Awards:			Number	Value of	Shares,	Unearned
	Number of	Number of	Number of			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Securities			or Units	Units of	Other	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	That	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Have Not	not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
	(#)(1)	(#)(1)	(#)	($)	Date	(#)(3)	($)(2)	(#)(4)	($)(2)
Name(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Steven G. Bunger
2001	300,000	—	—	16.46	12/13/2011	—	—	—	—
2002	13,650	—	—	7.33	12/03/2012	—	—	—	—
2003	87,620	—	—	9.93	11/19/2013	—	—	—	—
2004	100,000	—	—	14.11	11/02/2014	—	—	—	—
2007	—	—	—	—	—	5,868	115,541	11,736	231,082
2008	—	—	—	—	—	17,063	335,970	—	—
2009	—	—	—	—	—	24,436	481,145	38,064	749,480
2010	—	78,430	—	19.76	12/16/2020	26,143	514,756	32,347	636,912
Mark E. Funk
2008	—	—	—	—	—	28,221	555,671	—	—
2009	—	—	—	—	—	18,054	355,483	28,122	553,722
2010	—	57,946	—	19.76	12/16/2020	19,315	380,312	23,898	470,552
Ron Halchishak
2008	—	—	—	—	—	13,858	272,864	—	—
2009	—	—	—	—	—	4,866	95,812	7,580	149,250
2010	—	15,619	—	19.76	12/16/2020	5,206	102,506	6,442	126,843
Deborah K. Keeley
2001	15,000	—	—	16.46	12/13/2011	—	—	—	—
2002	6,000	—	—	7.33	12/03/2012	—	—	—	—
2003	15,000	—	—	9.93	11/19/2013	—	—	—	—
2004	30,000	—	—	14.11	11/02/2014	—	—	—	—
2007	—	—	—	—	—	1,759	34,635	3,518	69,269
2008	—	—	—	—	—	5,114	100,695	—	—
2009	—	—	—	—	—	7,324	144,210	11,408	224,624
2010	—	23,507	—	19.76	12/16/2020	7,836	154,291	9,695	190,895
Jody E. Miller
2008	—	—	—	—	—	14,758	290,585	—	—
2009	—	—	—	—	—	7,822	154,015	12,185	239,923
2010	—	25,108	—	19.76	12/16/2020	8,369	164,786	10,355	203,890

(1)	All option awards are granted ten years prior to the corresponding option expiration date. Option awards in 2010 vest in four equal annual installments on the anniversary of the award grant date. All option awards prior to 2010, vest in five equal installments with the first installment vesting on the six-month anniversary of the grant date and annually thereafter.

(2)	Amounts represent the closing price of our common stock on December 31, 2010 of $19.69, times the number of unvested shares.

(3)	All shares vest in four equal annual installments on the anniversary date of the award.

(4)	All shares vest in four equal annual installments commencing in the month following the anniversary of the date of award, respectively, subject to the Company achieving performance targets established by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance targets.

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise or vesting of equity awards during 2010 and the amount realized on such exercise or vesting for each of the officers named in the 2010 Summary Compensation table.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Steven G. Bunger	14,730	119,826	38,803	735,501
Mark E. Funk	—	—	27,937	524,279
Ron Halchishak	—	—	8,551	154,588
Deborah K. Keeley	12,000	57,960	11,611	220,078
Jody E. Miller	—	—	9,988	184,921

(1)	Amounts are computed using the difference between the market price of the underlying securities at exercise and the base price of the options.

(2)	Amounts are equal to the closing price of our common stock on the NASDAQ Stock Market on the vesting date times the number of shares vested.

REQUIREMENTS, INCLUDING DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on January 2, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order to be properly brought before the 2012 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2012 Annual Meeting; however, in the event that we do not publicly disclose or notify stockholders by mail of the date of the 2012 Annual Meeting at least 100 days prior to the date of such meeting, a stockholder’s notice must be delivered to our Corporate Secretary not more than ten days after the date on which we make public disclosure or mail to stockholders notice of the 2012 Annual Meeting date. We intend to hold our 2012 Annual Meeting in June 2012. As a result, if, for example, we hold our 2012 Annual Meeting on June 30, 2012 and publicly disclose or notify stockholders by mail of the date of the 2012 Annual Meeting at least 100 days prior to June 30, 2012, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than March 1, 2012, and no later than March 31, 2012.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2012 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2010 Annual Report to Stockholders is available electronically and will be mailed to requesting stockholders. The Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

Our Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Tempe, Arizona
Dated: May 2, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of [INSERT MOBILE MINI, INC. LOGO] information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting MOBILE MINI, INC. instruction form. 7420 S. KYRENE RD, SUITE 101 TEMPE, AZ 85283-4578 Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS —— DETACH AND RETURN THIS PORTION ONLY T H I S P R O X Y C A R D I S V A L I D O N L Y W H E N S I G N E D A N D D A T E D . For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR the following: 1 Election of Directors Nominees 01 Steven G. Bunger 02 Sanjay Swani 03 Michael L. Watts The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011. 3 Advisory vote on executive compensation. 3 Yrs 2 Yrs 1 Yr Abstain 4 Advisory vote on the frequency of future advisory votes on executive compensation. NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of proposals 1, 2, 3 and 4. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com. —— PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2011 The undersigned appoints Steven G. Bunger and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 28, 2011, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini held of record by the undersigned on May 2, 2011. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED BOARD NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, IN FAVOR OF “3 YEARS” ON PROPOSAL 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) See reverse for voting instructions